Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Mary Ellen Keating	Andy Milevoj
Senior Vice President	Vice President
Corporate Communications	Investor Relations
Barnes & Noble, Inc.	Barnes & Noble, Inc.
(212) 633-3323	(212) 633-3489
mkeating@bn.com	amilevoj@bn.com

Barnes & Noble Appoints Chief Digital Officer

Frederic D. Argir to lead E-Commerce and NOOK®

New York, New York – July 20, 2015 – Barnes & Noble, Inc. (NYSE: BKS), the nation’s largest retail bookseller and the leading retailer of content, digital media and educational products, today announced the appointment of Frederic (Fred) D. Argir as Vice President and Chief Digital Officer for the Company, overseeing the E-Commerce and NOOK businesses, which are part of Retail. Mr. Argir joins the Company from Toys “R” Us, Inc. where he also served as Chief Digital Officer. He will report to Jaime Carey, Chief Operating Officer. The Company also said that Mahesh Veerina, President of the NOOK Consumer business, will leave the Company on February 1, 2016.

“We are very excited to welcome Fred Argir, an accomplished e-Commerce/Omni-Channel leader who brings a deep understanding of Retail, e-Commerce, Information Technology and Supply Chain,” said Jaime Carey. “Fred’s proven track record for driving organizations to high levels of performance and profitability make him an ideal choice to run our e-Commerce and NOOK businesses.”

Mr. Carey went on to say, “We want to thank Mahesh Veerina for his outstanding leadership over the past two years as we’ve worked to streamline and rationalize the NOOK business. Because of Mahesh’s efforts, we’ve been able to re-focus the NOOK business and make tremendous progress so that NOOK can be integrated with the Retail business. We could not be more pleased that Mahesh has agreed to stay on until February of next year in order to ensure a smooth transition of the NOOK business.”

Mr. Argir joined Toys “R” Us in 2012. In his role as Chief Digital Officer, he oversaw digital businesses in 13 countries. Prior to that, he was Chief Information Officer at The Sports Authority, Inc. based in Denver, CO, where he led the organization through a formal web redesign, incrementally increasing page conversion through a focus on improved usability and experience. He also served as a consultant to Best Buy, Inc. based in Minneapolis, MN, where he collaborated on productivity and strategic technology investments. Mr. Argir also spent five years at Target Corporation as Vice President of Supply Chain Development. Additionally, he served on the Board of the Global Commerce Initiative.

Mr. Argir lives in Greenwood Lake, NY with his wife and 5 children. He is actively involved in non-profit organizations that benefit children. Mr Argir will start in his new position on July 30.

Herbert Mines Associates New York conducted the executive search for the new Chief Digital Officer of Barnes & Noble.

About Barnes & Noble, Inc.
Barnes & Noble, Inc. (NYSE: BKS) is a Fortune 500 company and the leading retailer of content, digital media and educational products.  The Company operates 648 Barnes & Noble bookstores in 50 states, and one of the Web’s largest e-commerce sites, BN.com (www.bn.com).  The NOOK digital business offers award-winning NOOK® products and an expansive collection of digital reading and entertainment content through the NOOK Store® (www.nook.com), while Barnes & Noble College Booksellers, LLC operates 724 bookstores serving over five million students and faculty members at colleges and universities across the United States.

General information on Barnes & Noble, Inc. can be obtained by visiting the Company’s corporate website: www.barnesandnobleinc.com.

Barnes & Noble®, Barnes & Noble Booksellers® and Barnes & Noble.com® are trademarks of Barnes & Noble, Inc. or its affiliates.

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